Exhibit 21.1

RELIANT BANCORP, INC.
LIST OF SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Name(s) Under Which Subsidiary Does Business (1)
Reliant Bank (2)	Tennessee
Community First Trups Holding Company (2)	Tennessee
PG Merger Sub, Inc. (2)	Tennessee
Community First Capital Trust I (3)	Delaware
Community First Capital Trust II (3)	Delaware
Community First Capital Trust III (3)	Delaware
Reliant Mortgage Ventures, LLC (4)	Tennessee
Reliant Investment Holdings, LLC (5)	Tennessee

(1)	Unless otherwise noted, each subsidiary only does business under its legal name as set forth under the heading “Subsidiary.”
(2)	Each of Reliant Bank, Community First Trups Holding Company, and PG Merger Sub, Inc. is a wholly owned subsidiary of Reliant Bancorp, Inc.
(3)
Each of Community First Capital Trust I, Community First Capital Trust II, and Community First Capital Trust III is a statutory business trust formed to facilitate the issuance of trust preferred securities, the common securities of which are held by Reliant Bancorp, Inc.

(4)	Reliant Bank holds 51% of the governance rights and 30% of the financial rights in Reliant Mortgage Ventures, LLC.
(5)	Reliant Investment Holdings, LLC is a wholly owned subsidiary of Reliant Bank.